SCHEDULE I

TO THE DISTRIBUTION AGREEMENT

between

VICTORY PORTFOLIOS

and

VICTORY CAPITAL SERVICES, INC.

	Fund Name		Fund Name
1	Victory Diversified Stock Fund	20	Victory RS Large Cap Alpha Fund
2	Victory Floating Rate Fund	21	Victory RS Mid Cap Growth Fund
3	Victory Global Energy Transition Fund	22	Victory RS Partners Fund
4	Victory High Income Municipal Bond Fund	23	Victory RS Science and Technology Fund
5	Victory High Yield Fund	24	Victory RS Select Growth Fund
6	Victory Fund for Income	25	Victory RS Small Cap Equity Fund
7	Victory Investment Grade Convertible Fund	26	Victory RS Small Cap Growth Fund
8	Victory Low Duration Bond Fund	27	Victory RS Value Fund
9	Victory Total Return Bond Fund	28	Victory S&P 500 Index Fund
10	Victory Integrity Discovery Fund	29	Victory Sophus Emerging Markets Fund
11	Victory Integrity Mid-Cap Value Fund	30	Victory Special Value Fund
12	Victory Integrity Small/Mid-Cap Value Fund	31	Victory Strategic Allocation Fund
13	Victory Integrity Small-Cap Value Fund	32	Victory Sycamore Established Value Fund
14	Victory Munder Mid-Cap Core Growth Fund	33	Victory Sycamore Small Company Opportunity Fund
15	Victory Munder Multi-Cap Fund	34	Victory Tax-Exempt Fund
16	Victory RS Global Fund	35	Victory Trivalent International Fund-Core Equity
17	Victory RS Growth Fund	36	Victory Trivalent International Small-Cap Fund
18	Victory RS International Fund	37	Victory THB US Small Opportunities Fund

19Victory RS Investors Fund

As of December 5, 2023

VICTORY PORTFOLIOS

By:

/s/ James De Vries

Name: James De Vries

Title: President

VICTORY CAPITAL SERVICES, INC.

By:

/s/ Christopher Pone

Name: Christopher Ponte

Title: Chief Financial Officer